UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): January 24, 2011

MINDSPEED TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	001-31650 (Commission File Number)	01-0616769 (I.R.S. Employer Identification No.)
4000 MacArthur Boulevard, East Tower
Newport Beach, California 92660-3095
(Address of Principal Executive Offices) (Zip Code)
(949) 579-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 24, 2011, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Mindspeed Technologies, Inc. (the “Company”) approved a cash bonus plan for the Company’s 2011 fiscal year (the “FY 2011 Cash Bonus Plan”). The following is a summary of the terms of the FY 2011 Cash Bonus Plan.
The Company’s Chief Executive Officer, its other executive officers (excluding its Senior Vice President, Worldwide Sales) and certain of its non-executive officers will be eligible to receive a cash bonus under the FY 2011 Cash Bonus Plan. The amount of cash that may be allocated, if any, to the FY 2011 Cash Bonus Plan to be available for awards will be limited to a dollar amount equal to one hundred percent (100%) of any favorable individual quarterly variance to the Company’s planned fiscal year 2011 quarterly operating expense levels. In addition, individual award amounts under the plan cannot exceed two hundred percent (200%) of target award amounts.
CEO Awards. Under the FY 2011 Cash Bonus Plan, the Compensation Committee will determine the Chief Executive Officer’s cash bonus, if any, based upon the recommendation of the Company’s Governance and Board Composition Committee (the “Governance Committee”). The Governance Committee’s recommendation will be based on its assessment of the Chief Executive Officer’s achievement of his fiscal year 2011 goals previously established by the Governance Committee.
Executive Officer Awards. Pursuant to the terms of the FY 2011 Cash Bonus Plan, the Chief Executive Officer will make recommendations to the Compensation Committee for its approval of cash bonuses, if any, to be awarded to the other executive officers.
Non-Executive Officer Awards. The FY 2011 Cash Bonus Plan provides that the Chief Executive Officer is authorized to allocate cash bonuses under the plan, if any, among non-executive officer employees in amounts that the Chief Executive Officer determines are appropriate based, in part, on executive officer recommendations.

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On January 24, 2011, the Board amended the Company’s Amended and Restated Bylaws (the “2011 Amended and Restated Bylaws”), effective immediately, to provide that:
(i) except as otherwise provided by law, the Company’s Certificate of Incorporation or the 2011 Amended and Restated Bylaws, at all meetings of the stockholders of the Company, all matters shall be decided by the vote of a majority of the votes cast on a matter affirmatively or negatively; provided that, a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction as to a particular proposal or director nominee, shall be counted as present for the purpose of establishing a quorum but shall not be counted as a vote cast;
(ii) the non-binding advisory vote with respect to executive compensation, pursuant to Section 14A(a)(1) of the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, shall require the affirmative vote of a majority of the votes cast affirmatively or negatively thereon; and
(iii) the non-binding advisory vote, pursuant to Section 14A(a)(2) of the Exchange Act, and the rules and regulations promulgated thereunder, with respect to the determination as to whether the vote in clause (ii) above shall occur every one, two or three years shall be decided by a plurality of the votes cast; provided that for purposes of any vote required pursuant to clause (ii) above or this clause (iii), a share present at a meeting, but for which there is an abstention or as to which a stockholder gives no authority or direction, shall not be counted as a vote cast.

The above description of the 2011 Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the 2011 Amended and Restated Bylaws, which is filed as Exhibit 3.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Mindspeed Technologies, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.
Date: January 26, 2011	By:	/s/ Bret W. Johnsen
Bret W. Johnsen
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Bylaws of Mindspeed Technologies, Inc.